                                                                     EXHIBIT 8.1

               [LETTERHEAD OF MANATT, PHELPS & PHILLIPS, LLP]



July 6, 1999

Downey Financial Corp.
3501 Jamboree Road
Newport Beach, California 92660

Downey Financial Capital Trust I
3501 Jamboree Road
Newport Beach, California 92660


          Re:  Certain Federal Income Tax Consequences
               of the Purchase and Ownership of Capital Securities Issued by Downey Financial Capital Trust I


Ladies and Gentlemen:

          We have acted as special counsel to Downey Financial Corp. and its subsidiaries ("Downey") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (Registration No. 333-79835) that was filed with the Securities and Exchange Commission on June 2, 1999 and amended on this date (the "Registration Statement"). The Registration Statement relates to the offer for sale of up to 4,000,000 shares of Capital Securities (the "Capital Securities") of Downey Financial Capital Trust I (the "Trust"), a statutory business trust that has been formed at the direction of Downey under the laws of the State of Delaware, the Junior Subordinated Debentures to be issued by Downey to the Trust in connection with the sale of the Capital Securities, and the guaranty of Downey with respect to the Capital Securities (the "Guarantee Agreement").

          This opinion letter relates to the material federal income tax consequences of the purchase and ownership of the Capital Securities by investors. All capitalized terms used in this opinion letter and not otherwise defined herein have the same meaning as set forth in the Registration Statement.

          We have examined the Registration Statement, the form of the Amended and Restated Trust Agreement of the Trust, and such other documents as we have deemed necessary to render our opinions expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. We assume for purposes of our opinions that there are no agreements or understandings with

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respect to the transactions contemplated in the documents referred to above other than those described therein and that all parties to such documents will comply with the terms thereof, including all tax reporting requirements contained therein. Our opinions are also based (with your consent) on certain representations from Downey in a letter to us of even date herewith. In addition, we also have assumed that the transactions related to the issuance of the Junior Subordinated Debentures, the Capital Securities and the Guarantee Agreement will be consummated in accordance with the terms and forms of such documents and as described in the Registration Statement.

          Based on the foregoing, and assuming the Trust will be maintained in compliance with the terms of the form of the Amended and Restated Trust Agreement of the Trust, it is our opinion that:

          (1) The Trust will be classified for United Stated federal income tax purposes as a grantor trust and not as an association taxable as a corporation and, as a result, each beneficial owner of Capital Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures held by the Trust.

          (2) The Junior Subordinated Debentures will be classified for federal income tax purposes as indebtedness of Downey.

          (3) Except in the case of the occurrence of an Extension Period, stated interest on the Junior Subordinated Debentures will be included in income by a holder of Capital Securities at the time such interest income is paid or accrued in accordance with the holder's regular method of tax accounting. If Downey exercises its right to defer payments of interest on the Junior Subordinated Debentures during an Extension period, beneficial owners of Capital Securities will commence reporting interest income with respect to the Junior Subordinated Debentures under the original issue discount rules of the Internal Revenue Code of 1986, as amended (the "Code").

          (4) Gain or loss will be recognized by a holder of Capital Securities on a sale of Capital Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose will exclude amounts attributable to accrued interest or original issue discount not previously included in income) and the holder's adjusted tax basis in the Capital Securities sold or so redeemed. Gain or loss recognized by the holder on a sale of Capital Securities held for more than one year will generally be taxable as long-term capital gain or loss.

          (5) A distribution by the Trust of the Junior Subordinated Debentures, as described in the Registration Statement (and subject to the limits discussed therein), will be non-taxable and will result in the distributee receiving directly its pro rata share of the Junior

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Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such distributee had in its Capital Securities before such distribution.

          (6) The discussion of "Certain Federal Income Tax Consequences" in the Registration Statement accurately describes the material federal income tax consequences concerning the Capital Securities.

          These opinions are based upon the Code, the Treasury Regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Future changes in the law or interpretations of the law may cause the tax effects of the transactions referred to herein to be materially different from those described above. We have undertaken no obligation to update this opinion in such event.

          Other than the specific tax opinions set forth in this letter, no other opinion has been requested of us or rendered by us with respect to the tax treatment of the Junior Subordinated Debentures, the Capital Securities or the Guarantee Agreement, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the Treasury Regulations or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the caption "Certain Federal Income Tax Consequences." In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933.

                                 Very truly yours,

                                 /s/ Manatt, Phelps & Phillips, LLP

                                 Manatt, Phelps & Phillips, LLP